Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 6, 2009

to

INDENTURE

Dated as of August 2, 1993

between

STATE STREET CORPORATION,

as Issuer,

and

U.S. BANK, NATIONAL ASSOCIATION,

as successor in interest to The First National Bank of Boston,

as Trustee

2.150% Senior Notes due 2012

- i -

- ii -

FIRST SUPPLEMENTAL INDENTURE, dated as of March 6, 2009 (this “First Supplemental Indenture”), between STATE STREET CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”), and U.S. BANK, NATIONAL ASSOCIATION, a national banking association, as successor in interest to The First National Bank of Boston, as Trustee under the Original Indenture (as hereinafter defined) (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore entered into an indenture, dated as of August 2, 1993 (the “Original Indenture”);

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented and amended by this First Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issuance of, a new series of Securities designated as its “2.150% Senior Notes due 2012” in the initial principal amount of $1,500,000,000 (the “Notes”), which principal amount may be increased from time to time through the issuance of additional Notes;

WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company, when authorized by Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders, may enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Original Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions hereinafter and in the Original Indenture set forth against payment therefor, the valid, binding and legal obligations of the Company and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

NOW, THEREFORE, this First Supplemental Indenture witnesseth that, in order to establish the form and terms of the Notes and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Unless the context otherwise requires, capitalized terms used but not defined herein have the meaning set forth in the Original Indenture. The following additional terms are hereby established for purposes of this First Supplemental Indenture and shall have the meanings set forth in this First Supplemental Indenture only for purposes of this First Supplemental Indenture:

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York and Boston, Massachusetts are authorized or required by law or executive order to remain closed; provided that, solely for the purposes of Section 3.08, “Business Day” shall have the meaning set forth in Section 3.08.

“Company” has the meaning set forth in the recitals hereto.

“Debt Guarantee Program” has the meaning set forth in Section 3.03.

“Effective Period” has the meaning set forth in Section 3.07.

“FDIC” means the Federal Deposit Insurance Corporation, a corporation organized under the laws of the United States.

“First Supplemental Indenture” has the meaning set forth in the recitals hereto.

“Holder” means a “Holder” (as defined in the Original Indenture) of the Notes.

“Indenture” has the meaning set forth in the recitals hereto.

“Master Agreement” means the Master Agreement, dated December 11, 2008, as the same may be amended from time to time, between the Company and the FDIC pursuant to which the FDIC agrees to guarantee payments with respect to certain debt securities that are eligible for such guarantee under the Debt Guarantee Program.

“Notes” has the meaning set forth in the recitals hereto.

“Notice of Default” means a written notice of the kind specified in Section 501(4) of the Original Indenture.

“Original Indenture” has the meaning set forth in the recitals hereto.

“Representative” has the meaning set forth in Section 3.04.

“Temporary Liquidity Guarantee Program” means the Temporary Liquidity Guarantee Program established pursuant to 12 C.F.R. Part 370.

“Trustee” has the meaning set forth in the recitals hereto.

ARTICLE II

Establishment of the 2.150% Senior Notes Due 2012

SECTION 2.01. Establishment and Designation of the Notes. Pursuant to the terms hereof and Section 301 of the Original Indenture, the Company hereby establishes a series of Securities known and designated as the “2.150% Senior Notes due 2012”.

SECTION 2.02. Form of the Notes. The Notes shall be issued in the form of one or more Global Securities in substantially the form set forth in Exhibit A hereto.

SECTION 2.03. Principal Amount of the Notes. The Notes shall have an initial principal amount of $1,500,000,000. The Company may from time to time, without the consent of the Holders of the Notes and in accordance with the Indenture and the Debt Guarantee Program, create and issue further notes having the same terms and conditions as the Notes in all respects so as to form a single series with the Notes.

SECTION 2.04. Interest Rate, Withholding and Additional Amounts of the Notes. Interest on the Notes will accrue from and including March 6, 2009 and will be payable semi-annually in arrears on April 30 and October 30 of each year, commencing April 30, 2009. The interest so payable on any Interest Payment Date will be paid to the Person in whose name the Notes are registered at the close of business on the Regular Record Date for such interest, which shall be April 15 or October 15, whether or not a Business Day, as the case may be, next preceding such Interest Payment Date; provided that interest payable at Maturity will be paid to the Person to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that an Interest Payment Date is not a Business Day, the Company will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the date of maturity for the Notes is not a Business Day, payment of principal and interest on the Notes will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity. The Notes shall be subject to tax withholding and the payment of Additional Amounts as defined in the form of the Note set forth in Exhibit A hereto.

SECTION 2.05. Redemption of the Notes. The Notes may be redeemed, as a whole but not in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with unpaid interest accrued to the date fixed for redemption upon the occurrence of the events and in compliance with the requirements set forth in the form of the Note set forth in Exhibit A hereto. Immediately prior to the giving of any notice of redemption of the Notes pursuant to this Section 2.05 and the terms of the Notes, the Company will deliver to the Trustee an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that the conditions precedent to the right of the Company to so redeem the Notes have occurred.

SECTION 2.06. Stated Maturity of the Notes. The Notes shall have a Stated Maturity of April 30, 2012.

SECTION 2.07. No Sinking Fund. No sinking fund is provided for the Notes.

SECTION 2.08. Payment and Place of Payment. The Place of Payment of the Notes shall be the offices or agencies of the Company maintained for that purpose in the City of Boston, Massachusetts; provided that for so long as the Notes are Global Securities, payment of the principal of and any interest on the Notes will be made by the Paying Agent by wire transfer of immediately available funds to a separate account of the Depositary or its nominee at the Federal Reserve Bank of New York; provided that, in the case of payments made at maturity of such Global Security, the Global Security is presented to the Paying Agent in time for the Paying Agent to make such payments in accordance with its normal procedures. If any Paying Agent is appointed, and such Paying Agent is not also serving as the Representative, the Company and such Paying Agent shall enter into a written agreement requiring the Paying Agent to send a written notice to the Representative within one (1) day of any uncured payment default by the Company, informing the Representative of such uncured payment default.

SECTION 2.09. Global Securities; Appointment of Depositary for Global Securities. The Notes shall be issued in the form of one or more permanent Global Securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (DTC’s partnership nominee). The Notes will be available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Securities, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

SECTION 2.10. Defeasance and Covenant Defeasance. The Notes shall be defeasible pursuant to Section 1302 and Section 1303 of the Original Indenture.

SECTION 2.11. Events of Default. (a) Section 501(4) of the Original Indenture shall not apply to the Notes and the following paragraph shall hereby be inserted with respect to the Notes in lieu thereof:

“(4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of series of Securities other than the Notes), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or”

(b) Section 501(5) of the Original Indenture shall not apply to the Notes.

SECTION 2.12. Supplemental Indenture with Consent of Holders. The clause preceding Section 902(1) of the Original Indenture shall not apply to the Notes and the following clause shall hereby be inserted with respect to the Notes in lieu thereof:

“With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Notes under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby,”

SECTION 2.13. Waiver of Certain Covenants. Section 1009 of the Original Indenture shall not apply to the Notes and the following paragraph shall hereby be inserted with respect to the Notes in lieu thereof:

“Except as otherwise specified as contemplated by Section 301 for the Notes, the Company may, with respect to the Notes, omit in any particular instance to comply with any term, provision or condition set forth in any covenant provided pursuant to Section 301(18), 901(2) or 901(7) for the benefit of the Holders of the Notes or in any of Section 1008, if before the time for such compliance the Holders of at least a majority in aggregate principal amount of the Outstanding Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.”

ARTICLE III

FDIC Guarantee

SECTION 3.01. Events of Default. Sections 501(1) and 501(2) of the Original Indenture shall not apply to the Notes and the following paragraphs shall hereby be inserted with respect to the Notes in lieu thereof:

“(1) default (a) by the Company in the payment of interest, if any, upon the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days and (b) by the FDIC in the payment of interest, if any, upon the Notes in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370); or

(2) default (a) by the Company in the payment of the principal of or premium, if any, on the Notes as and when the same shall become due and payable at Maturity and (b) by the FDIC in the payment of the principal of or premium, if any, on the Notes in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370).”

SECTION 3.02. Acceleration of Maturity; Rescission and Annulment. The first paragraph of Section 502 of the Original Indenture shall not apply to the Notes and the following paragraph shall hereby be inserted with respect to the Notes in lieu thereof:

“If an Event of Default specified in Sections 501(1) or 501(2) occurs with respect to the Notes and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes Outstanding may declare the principal amount, premium, if any, and accrued interest of all of the Notes, as the case may be, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount, premium, if any, and accrued interest shall become immediately due and payable.”

SECTION 3.03. Acknowledgement of the FDIC’s Debt Guarantee Program. The Company has not opted out of the Debt Guarantee Program as set forth in 12 C.F.R. Part 370 (the “Debt Guarantee Program”) established by the FDIC under its Temporary Liquidity Guarantee Program.

This debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012.

The security certificate, note or other instrument evidencing each Note shall bear a legend, upon which the Representative shall be entitled to rely, to the effect that such certificate, note or other instrument is guaranteed by the FDIC under the Debt Guarantee Program.

SECTION 3.04. The Trustee as Representative of Holders. The Trustee is hereby designated, and each Holder of the Notes, by its acceptance of a Note, shall be deemed to have appointed the Trustee as the duly authorized representative of the Holders for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). Any Holder may elect not to be represented by the Representative by providing written notice of such election to the Representative (it being understood that such election shall not affect the Trustee’s capacity hereunder except as the representative of such Holder under the Debt Guarantee Program). The Company hereby authorizes and directs the Representative to take all actions on behalf of the Holders that the Representative is required or empowered to take on behalf of the Holders pursuant to the Debt Guarantee Program. Until instructed by Holders of not less than 25% in aggregate principal amount of the Notes, the Representative shall have no duty or obligation to take any action which it is empowered but not required to take and shall have no liability or responsibility for failure to do so. For avoidance of doubt, the obligations of the Representative pursuant to Section 3.12 hereto shall be deemed to be required actions.

SECTION 3.05. Subrogation. The FDIC shall be subrogated to all of the rights of the Holders and the Representative under the Notes and the Indenture against the Company in respect of any amounts paid to the Holders, or for the benefit of the Holders, by the FDIC pursuant to the Debt Guarantee Program.

SECTION 3.06. Agreement to Execute Assignment upon Guarantee Payment. The Holders, by acceptance of the Notes, hereby authorize and direct the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the Holders pursuant to the Debt Guarantee Program, to execute an assignment in the form attached to each Note pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Company under the Notes, on behalf of the Holders. The Company hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the indebtedness hereunder for all purposes of the

Notes, and upon any such assignment, the FDIC shall be deemed the Holder of the Notes, for all purposes hereof, and the Company hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of the Notes and the Indenture as a result of such assignment.

If a Holder has exercised its right not to be represented by the Representative, such Holder, by its acceptance of the Notes, agrees that, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the Holders pursuant to the Debt Guarantee Program, such Holder shall execute an assignment in the form attached to each Note pursuant to which the Holder shall assign to the FDIC its right to receive any and all payments from the Company under the Notes and the Indenture.

SECTION 3.07. Surrender of Senior Unsecured Debt Instrument to the FDIC. If, at any time on or prior to the expiration of the period during which senior unsecured debt of the Company is guaranteed by the FDIC under the Debt Guarantee Program (the “Effective Period”), payment in full hereunder shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment, the Holder shall, or the Holder shall cause the person or entity in possession to, promptly surrender to the FDIC their Notes or other instrument evidencing such Notes, if any.

SECTION 3.08. Notice Obligations to FDIC of Payment Default. If, at any time prior to the earlier of (a) full satisfaction of the payment obligations in respect of the Notes, or (b) expiration of the Effective Period, the Company is in default of any payment obligation hereunder, including timely payment of any accrued and unpaid interest on the Notes, without regard to any cure period, the Representative and the Company covenant and agree that each shall provide written notice to the FDIC within one (1) Business Day of such payment default at the address set forth below, or at such other address or by such other means of delivery as the FDIC may specify from time to time:

The Federal Deposit Insurance Corporation

Deputy Director, Receivership Operations Branch

Division of Resolutions and Receiverships

Attention: Master Agreement

550 17th Street, N.W.

Washington, D.C. 20429

Solely for the purpose of this Section 3.08, “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of New York.

SECTION 3.09. Ranking. Any indebtedness of the Company to the FDIC arising under Section 2.03 of the Master Agreement will constitute a senior unsecured general obligation of the Company, ranking pari passu with the Notes.

SECTION 3.10. No Event of Default During Time of Timely FDIC Guarantee Payments. There shall not be deemed to be an Event of Default under the Notes or the Indenture which would permit or result in the acceleration of amounts due hereunder, if such Event of Default is due solely to the failure of the Company to make timely payment hereunder; provided that the FDIC is making timely guarantee payments with respect to the Notes, in accordance with 12 C.F.R Part 370.

Without limiting the foregoing, under no circumstances shall an Event of Default specified in Sections 501(3) through 501(8) of the Original Indenture result in any acceleration of the amounts due under the Notes.

SECTION 3.11. No Modifications Without FDIC Consent. Notwithstanding anything to the contrary contained herein, without the express written consent of the FDIC, the Company and the Trustee agree not to amend, modify, supplement or waive any provision in the Notes or the Indenture that is related to the principal, interest, payment, default or ranking of the indebtedness of the Notes or that is required to be included herein pursuant to the Master Agreement, or any provision herein or therein that would require the consent of each Holder of the Notes.

SECTION 3.12. Demand Obligations to FDIC upon the Company’s Failure to Pay. Within one (1) Business Day following the 30th day after the date the Company defaults in payment of interest on the Notes (which default has not been cured by the Company by such 30th day), in the case of default in interest or, within one (1) Business Day following the day of Maturity, in the case of default in principal of the Notes, the Representative shall make a demand, on behalf of the Holders of the Notes, to the FDIC for payment on the guaranteed amount under the Debt Guarantee Program. Such demand shall be accompanied by a proof of claim, which shall include evidence in form and content satisfactory to the FDIC, of: (A) the Representative’s financial and organizational capacity to act as Representative; (B) the Representative’s exclusive authority to act on behalf of the Holders of such Notes and its fiduciary responsibility to the Holders of such Notes when acting as such, as established by the terms of the Notes and the Indenture; (C) the occurrence of a payment default; and (D) the authority to make an assignment of the Holders’ right, title and interest in the Notes to the FDIC and to effect the transfer to the FDIC of the Holders’ claim in any insolvency proceeding. Such assignment shall include the right of the FDIC to receive any and all distributions on the Notes, from the proceeds of the receivership or bankruptcy estate. Any demand under this Section 3.12 shall be made in writing and directed to the Director, Division of Resolution and Receiverships, Federal Deposit Insurance Corporation, Washington, D.C., and shall include all supporting evidences as provided in this Section 3.12, and shall certify to the accuracy thereof.

ARTICLE IV

Miscellaneous

SECTION 4.01. Ratification and Incorporation of Original Indenture. This First Supplemental Indenture shall be construed as supplemental to the Original Indenture and shall form a part of it, and the Original Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed. All of the provisions contained in the Original Indenture in respect of the rights, powers, privileges, protections, duties and immunities of the Trustee shall be applicable as fully and with like effect as if set forth herein in full.

SECTION 4.02. Executed in Counterparts. This First Supplemental Indenture may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute but one instrument.

SECTION 4.03. No Undertaking or Representation by the Trustee. The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company. The recitals contained herein are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 4.04. Applicability of First Supplemental Indenture. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

SECTION 4.05. Further Assurances. The Company will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Indenture.

SECTION 4.06. Governing Law. This First Supplemental Indenture shall be construed in accordance with and governed by the laws of the jurisdiction which govern the Indenture and its construction.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

ATTEST:		STATE STREET CORPORATION, as Issuer,

By	/s/ David C. Phelan	By	/s/ Edward J. Resch
Name:	David C. Phelan	Name:	Edward J. Resch
	Assistant Secretary	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee,

		By	/s/ Earl Dennison
		Name:	Earl Dennison
		Title:	Vice President

EXHIBIT A

FORM OF 2.150% SENIOR NOTE DUE 2012

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited-purpose trust company organized under the New York Banking Law (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is not a Deposit or other obligation of a depository institution. This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

STATE STREET CORPORATION

2.150% Senior Notes Due 2012

No.	$
CUSIP 85748 KAA1	Issue Date: March 6, 2009
ISIN US85748KAA16
Common Code 041698187

State Street Corporation, a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                      Dollars ($                      ) on April 30, 2012, and to pay interest thereon from March 6, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 30 and October 30 in each year, commencing April 30, 2009, at the rate of 2.150% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 15 or October 15, whether or not a Business Day, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the offices or agencies of the Company maintained for that purpose in the City of Boston, Massachusetts (the “Place of Payment”), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that for so long as this Security is a Global Security, payment of the principal of (and premium, if any) and any interest on this Security will be made by the Paying Agent by wire transfer of immediately available funds to a separate account of the Depositary or its nominee at the Federal Reserve Bank of New York; provided that, in the case of payments made at maturity of such Global Security, the Global Security is presented to the Paying Agent in time for the Paying Agent to make such payments in accordance with its normal procedures.

Interest on this Security will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that an Interest Payment Date is not a Business Day, the Company will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the date of maturity for this Security is not a Business Day, payment of principal and interest on this Security will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 2, 1993, supplemented by a First Supplemental Indenture dated as of March 6, 2009 (herein called the “Indenture”), between the Company and The First National Bank of Boston, as initial trustee, as succeeded by Fleet National Bank, as succeeded by U.S. Bank, National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, in the initial principal amount of $1,500,000,000.

If the beneficial owner of this Security is not a United States Alien (as defined below), payments of principal and interest in respect of this Security shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States (as defined below) or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law.

If the beneficial owner of this Security is a United States Alien and the Company is required by law to make any such withholding or deduction, the Company will pay all additional amounts that may be necessary so that every Net Payment (as defined below) of the principal of or interest on this Security to such beneficial owner will not be less than the amount provided for in this Security to be then due and payable (“Additional Amounts”); provided, however, that the Company shall have no obligation to pay Additional Amounts for or on account of any one or more of the following:

(i) any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between such beneficial owner (or between a fiduciary, settlor, beneficiary or member of such beneficial owner, if such beneficial owner is an estate, trust or partnership) and the United States (other than the mere receipt of a payment on, or the ownership or holding of, a Security), including because such beneficial owner (or such fiduciary, settlor, beneficiary or member) at any time, for U.S. Federal income tax purposes: (a) is or was a citizen or resident, or is or was treated as a resident, of the United States, (b) is or was present in the United States, (c) is or was engaged in a trade or business in the United States, (d) has or had a permanent establishment in the United States, (e) is or was a personal holding company, a passive foreign investment company or a controlled foreign corporation, (f) is or was a corporation that accumulates earnings to avoid U.S. Federal income tax or (g) is or was a “ten-percent shareholder” of the Company as defined in section 871(h)(3) of the U.S. Internal Revenue Code or any successor provision;

(ii) any tax, assessment or governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is made available, whichever occurs later;

(iii) any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

(iv) any tax, assessment or other governmental charge imposed solely because such beneficial owner or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the Holder or any beneficial owner of this Security, if compliance is required by statute, by regulation of the U.S. Treasury Department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from such tax, assessment or other governmental charge;

(v) any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on this Security;

(vi) any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular Paying Agent (which term may include the Company) and would not be imposed if made by another Paying Agent (which term may include the Company);

(vii) any tax assessment or other governmental charge imposed on a Holder who would be able to avoid such withholding or deduction by presenting this Security to another Paying Agent in a Member State of the European Union;

(viii) any tax, assessment or other governmental charge imposed solely because the Holder (1) is a bank purchasing this Security in the ordinary course of its lending business or (2) is a bank that is neither (A) buying this Security for investment purposes only nor (B) buying this Security for resale to a third party that either is not a bank or holding the note for investment purposes only;

(ix) any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the Economic and Financial Affairs Council meeting of November 26 and 27, 2000 on Taxation of savings income; or

(x) any combination of the taxes, assessments or other governmental charges described in items (i) through (ix) of this paragraph.

Additional Amounts also will not be paid with respect to any payment of principal of or interest on this Security to any United States Alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of any such payment, to the extent that the Company would not be required to pay Additional Amounts to any beneficiary or settlor of such fiduciary or any member of such a partnership, or to any beneficial owner of the payment, if that Person had been treated as the beneficial owner of this Security for this purpose.

Except as specifically provided herein, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Whenever in this Security (or in the Indenture, including in Sections 501(1) and 501(2) thereof, insofar as applicable to this Security) there is a reference, in any context, to the payment of the principal of or interest on this Security, such mention shall be deemed to include mention of any payment of Additional Amounts to United States Aliens in respect of such payment of principal or interest to the extent that, in such context, such Additional Amounts are, were or would be payable in respect thereof. Express mention of the payment of Additional Amounts in this Security shall not be construed as excluding Additional Amounts in the provisions of this Security where such express mention is not made. The obligation of State Street to pay additional amounts is not guaranteed by the FDIC.

This Security may be redeemed, as a whole but not in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Security to be redeemed, together with interest accrued to the date fixed for redemption, if, as a result of any amendment to, or change in, the laws or regulations of any U.S. Taxing Authority (as defined below), or any amendment to or change in any official interpretation or application of such laws or regulations, which amendment or change becomes effective or is announced on or after March 6, 2009, the Company will become obligated to pay, on the next Interest Payment Date, Additional Amounts in respect of this Security. If the Company becomes entitled to redeem this Security, it may do so on any day thereafter pursuant to the Indenture; provided, however, that (1) the Company gives the Holder of this Security notice of such redemption not more than 60 days nor less than 30 days prior to the date fixed for redemption as provided in the Indenture, (2) no such notice of redemption may be given earlier than 90 days prior to the next Interest Payment Date on which the Company would be obligated to pay such Additional Amounts and (3) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Immediately prior to the giving of any notice of redemption of this Security pursuant to this paragraph, the Company will deliver to the Trustee an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that the conditions precedent to the right of the Company to so redeem this Security have occurred. Interest installments due on or prior to a Redemption Date will be payable to the Holder of this Security or one or more Predecessor Securities, of record at the close of business on the relevant record date, all as provided in the Indenture.

The term “United States Alien” means any Person who, for U.S. Federal income tax purposes, is a nonresident alien individual, a foreign corporation (or an entity treated as a corporation), a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation(or an entity treated as a corporation), a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust, or a nonresident alien fiduciary of an estate or trust that is not subject to U.S. Federal income tax on a net income basis on income or gain from this Security. The term “United States” means the United States of America (including the states thereof and the District of Columbia), together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America. The term “U.S. Taxing Authority” means the United States of America or any state, other jurisdiction or taxing authority in the United States. The term “Net Amount” means the amount the Company or its Paying Agent pays on this Security after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed with respect to such payment by any U.S. Taxing Authority.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

There shall not be deemed to be an Event of Default under this Security which would permit or result in the acceleration of amounts due under this Security, if such an Event of Default is due solely to the failure of the Company to make timely payment on this Security; provided that the FDIC is making timely guarantee payments with respect to this Security in accordance with the Debt Guarantee Program (as defined below). Without limiting the foregoing, under no circumstances shall an Event of Default specified in Sections 501(3) through 501(8) of the Indenture result in any acceleration of the amounts due under this Security.

If an Event of Default concerning: (1) default (a) by the Company in the payment of interest, if any, upon any Security of this series when it becomes due and payable and continuance of such default for a period of 30 days and (b) by the FDIC in the payment of interest, if any, upon any Security of this series in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370); or (2) default (a) by the Company in the payment of the principal of (or premium, if any, on) any Security of this series at its Maturity and (b) by the FDIC in the payment of the principal of (or premium, if any, on) any Security of this series in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370) shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and any interest accrued thereon and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on this Security shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding; provided, however, that the express written consent of the FDIC will be required to amend, modify or waive any provision of this Security or the provisions of the Indenture relating to principal, interest, default or ranking provisions of such Securities; any provisions of this Security or the Indenture required to be included by the Master Agreement between the Company and the FDIC dated December 11, 2008 (as amended from time to time, the “Master Agreement”) relating to the Company’s participation in the “Debt Guarantee Program” component of the FDIC’s Temporary Liquidity Guarantee Program; or any other provision that would require the consent of all Holders of the Securities. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in principal amount of the Securities as of the time Outstanding shall have made written request to the Trustee to institute proceedings as Trustee in respect of such Event of Default and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, or authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee and transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any larger integral multiples of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used but not defined in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Trustee is hereby designated and the Holder of this Security, by its acceptance hereof, shall be deemed to have appointed the Trustee, as the duly authorized representative of the Holder for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). The Holder hereby authorizes and directs the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of such Holder pursuant to the Debt Guarantee Program, to make an assignment of such Holder’s right, title and interest in this Security to the FDIC and to effect the transfer to the FDIC of the Holder’s claim in any insolvency proceeding, including but not limited to, by executing an assignment in the form attached hereto. Any Holder may elect not to be represented by the Representative by providing written notice of such election to the Representative. If a Holder of this Security has exercised its right not to be represented by the Representative, such Holder, by its acceptance of this Security, agrees that, at such time as the FDIC shall commence making any guarantee payments to such Holder pursuant to the Debt Guarantee Program, such Holder shall make an assignment of such Holder’s right, title and interest in this Security to the FDIC and shall effect the transfer to the FDIC of such Holder’s claim in any insolvency proceeding, including but not limited to, by executing an assignment in the form attached hereto.

The Company and the Trustee acknowledge that the Company has not opted out of the Debt Guarantee Program established by the FDIC under its Temporary Liquidity Guarantee Program. As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 6, 2009

STATE STREET CORPORATION

By:

Name:

Title

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

By:

ASSIGNMENT

This Assignment is made pursuant to the terms of Section 3.06 of the First Supplemental Indenture, dated as of March 6, 2009, as amended from time to time, between U.S. Bank National Association, as Trustee (the “Representative”), acting on behalf of the holders of the Notes issued under the Indenture who have not opted out of representation by the Representative (the “Holders”) (with those Holders of Securities who have opted out of representation by the Representative being the “Unrepresented Holders”) and State Street Corporation (the “Issuer”) with respect to the debt obligations of the Issuer that are guaranteed under the Debt Guarantee Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture (as defined below).

For value received, [the Representative, on behalf of the Holders] [OR] [the Unrepresented Holders] (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the 2.150 % Senior Notes due 2012 (the “Notes”); (b) the Indenture, dated as of August 2, 1993, as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 2009 (collectively, the “Indenture”); and (c) any other instrument or agreement executed by the Issuer regarding obligations of the Issuer under the Notes or the Indenture (collectively, the “Assignment”).

The Assignor hereby certifies that:

1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Notes or the Indenture or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Notes.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

2. The Assignor has not assigned or otherwise transferred any interest in the Notes or the Indenture;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Notes and related documentation, the Assignor must include the following representation.]

2. The Assignor has assigned part of its rights, title and interest in the Notes to                      pursuant to the                      agreement, dated as of                     , 20        , between                     , as assignor, and                     , as assignee, an executed copy of which is attached hereto.

The Assignor acknowledges and agrees that this Assignment is subject to the Indenture and to the following:

1. In the event the Assignor receives any payment under or related to the Notes or the Indenture from a party other than the FDIC (a “Non-FDIC Payment”):

(a) after the date of demand for a guarantee payment on the FDIC pursuant to 12 CFR Part 370, but prior to the date of the FDIC’s first guarantee payment under the Indenture pursuant to 12 CFR Part 370, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer, and not as a guarantee payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

(b) after the FDIC’s first guarantee payment under the Indenture, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

******

IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed and delivered this          day of                     , 20        .

Very truly yours,

[ASSIGNOR],

By:
(Signature)
Name:
(Print)
Title:
(Print)

Consented to and acknowledged by this              day of                     , 20        :

THE FEDERAL DEPOSIT INSURANCE CORPORATION,

By:
(Signature)
Name:
(Print)
Title:
(Print)

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